EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Hardinge Inc. 2011 Incentive Stock Plan of our reports dated March 14, 2012, with respect to the consolidated financial statements and schedule of Hardinge Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Hardinge Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Rochester, New York
August 7, 2012